Exhibit 99.1

N E W S

Silvergate Provides Mid-Quarter Update and Announces Participation in Oppenheimer's 5th Blockchain & Digital Assets Summit

La Jolla, Calif. – November 16, 2022 – Silvergate Capital Corporation (“Silvergate” or the “Company”) (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital asset industry, today announced that Chief Executive Officer Alan Lane will provide a mid-quarter business update at Oppenheimer's 5th Blockchain & Digital Assets Summit at 2:55 p.m. ET on Thursday, November 17, 2022.

Interested investors and other parties can access a live webcast of the fireside chat by visiting the investor relations section of Silvergate’s website at ir.silvergate.com. An online replay will be available on the same website following the presentation.

Business update

The Company is providing the following unaudited and preliminary mid-quarter results as of November 15, 2022:

•Average quarter-to-date digital asset customer deposits of approximately $9.8 billion, excluding all deposits from FTX and its related entities
•The Silvergate Exchange Network (“SEN”) continues to operate 24/7 with average daily volume totaling $1.9 billion quarter-to-date, compared to average daily volume of $1.2 billion in the third quarter of 2022
•At November 15, 2022, all bitcoin-collateralized loans have performed as expected with zero losses and no forced liquidations

“Silvergate’s platform, including our risk management and compliance infrastructure, was built to support our clients during times of market volatility and transformation,” said Alan Lane, CEO of Silvergate.

About Silvergate

Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital asset industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital asset companies and investors around the world. Silvergate is enabling the rapid growth of digital asset markets and reshaping global commerce for a digital asset future.

Investor Relations Contact:
Hunter Stenback/Ashna Vasa
(858) 200-3782
investors@silvergate.com

Media:
Evann Berry
press@silvergate.com